EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

Asia Global Holdings Corp.:

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 of Asia Global Holdings Corp. of our report dated April 19, 2006, except for Notes 1, 2, and 11, which are dated as of February 6, 2007, relating to the consolidated financial statements of Asia Global Holdings Corp. (formerly known as BonusAmerica Worldwide Corp.) and subsidiaries for the year ended December 31, 2005, which report appears in the annual report to stockholders and incorporated in this annual report on Form 10-KSB.

/s/ Clancy and Co., P.L.L.C.

Scottsdale, Arizona

April 16, 2007